Exhibit 14
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                       CODE OF BUSINESS CONDUCT AND ETHICS


      This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not address every situation that may arise, but it sets forth basic principles to guide you. We expect all of the employees, directors, representatives and agents of Investors Title Company and its subsidiaries (collectively, the "Company") to conduct themselves according to this Code and to seek to avoid even the appearance of improper behavior.

      If a law conflicts with this Code, always comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about such a conflict, discuss the situation with your supervisor.

      Anyone who violates this Code will be subject to disciplinary action up to and including dismissal. If you are in or if you observe a situation that you believe is or may lead to a violation of the Code, follow the guidelines set forth in Section 14 below.

1.    Compliance with Laws, Rules and Regulations

      Obeying the law, both in letter and in spirit, is one of the foundations on which the Company's ethical standards were built. We expect all of our employees to obey the laws of the cities and states in which we do business. Perceived pressures from supervisors and demands due to business conditions are no excuse for violating the law. Seek advice from your supervisor or other appropriate person if you have any questions about whether you are in compliance with applicable laws and regulations.

2.    Conflicts of Interest

      A conflict of interest exists when a person's private interests interfere with the Company's interests. For example, a conflict of interest may arise when an employee, officer or director takes an action or has an interest that could make it difficult for him to perform his job for the Company effectively and objectively. A conflict of interest may also arise when an employee, officer or director, or a member of his or her family, receives an improper personal benefit as a result of his or her position with the Company.

         There is usually a conflict of interest when a Company employee also works for a competitor, supplier or customer. To avoid such conflicts, employees are prohibited from working for or serving as a director of any of our competitors, suppliers or customers. You should try to avoid any business connection, whether direct or indirect, with our competitors, suppliers and customers unless such connection is made on the Company's behalf.

      The offer or acceptance of entertainment or gifts in a business setting may also result in a conflict of interest, regardless of good intentions. Company employees and their family members should not accept any gift or entertainment in a business context unless (1) it is not a

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cash gift, (2) it is not excessive in value, (3) it is consistent with customary business practices, (4) it cannot be construed as a bribe or payoff and (5) it does not violate any laws or regulations. Furthermore, Company employees should not offer any gift or entertainment in the business context if it could be construed as a bribe or payoff, or if it is in violation of any laws or regulations. If you are uncertain whether a gift or entertainment is appropriate, discuss it with your supervisor.

      It is our policy that conflicts of interest are prohibited unless approved by the Board of Directors. For more information, please refer to our Conflict of Interest Policy.

3.    Insider Trading

      Employees may not trade in Company securities using knowledge obtained from their jobs if the information has not been made public, as this is a violation of United States securities laws. It is also illegal to "tip" others who might make an investment decision based on inside knowledge that you provided. You may not use non-public information to buy or sell stock or options in the Company or its customers or suppliers. For more information, please refer to our Insider Trading and Tipping Policy.

4.    Corporate Opportunities

      Employees, officers and directors owe a duty to the Company to act in its best interests and advance its legitimate interests when the opportunity arises. Employees, officers and directors may not take for themselves opportunities they discover through the use of Company information, property or position without the prior consent of the Board of Directors. Employees may not compete with the Company, directly or indirectly, and they may not use Company property, information or position to obtain an improper personal gain.

5.    Competition and Fair Dealing

      We seek to outperform our competitors and build long term relationships with our customers through honesty, integrity and superior performance. All of our advertising and marketing materials are truthful and accurate. Deliberately misleading statements, false claims and the omission of material facts by our employees are unacceptable.

      We only obtain business legally and ethically. Bribes and kickbacks are not acceptable. Our employees may not use illegal or unethical means of obtaining information about our competitors. Stealing proprietary information, possessing trade secrets that were obtained without the owner's consent, and inducing former or current employees of our competitors to make such disclosures is strictly prohibited.

      To maintain our reputation, compliance with this policy is essential. If you believe that you may have obtained confidential information or trade secrets of another company by mistake, or have any questions about the legality of methods of marketing or obtaining information, you should discuss the situation with your supervisor immediately.


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6.    Discrimination and Harassment

      The Company is firmly committed to providing equal opportunity in all aspects of employment. Employment decisions are based on business reasons, such as talent, qualifications and achievements, and will comply with local and national employment laws. Our employees are expected to treat each other with respect and fairness at all times. For more information, please refer to your Employee Handbook.

7.    Health and Safety

      The Company strives to provide you with a safe and healthful working environment and asks that you help maintain this environment by following safety and health rules and practices. You should immediately report accidents, injuries, and unsafe equipment, practices or conditions to a supervisor.

      Violence and threatening behavior are not permitted. In order to protect the safety of our employees, customers and guests, every employee is expected to report to work in condition to perform their duties and free from the influence of illegal drugs or alcohol. The use of illegal drugs and alcohol in the workplace will not be tolerated. For more information, please refer to your Employee Handbook.

8.    Record-Keeping

      The Company requires honest and accurate record-keeping and information reporting in order to make responsible business decisions. All financial records and accounts must accurately reflect all transactions and events and conform to applicable accounting principles and the Company's system of internal controls. No false or artificial entries may be made and all payments made may be used only for the purpose indicated in the supporting documentation.

      Many employees regularly use expense accounts and Company credit cards. These must be documented and recorded accurately. If you are not sure whether an expense is legitimate, ask your supervisor or the Accounting Department.

      All business records and communications should be clear, truthful and accurate. Business records and communications often become public; therefore, you should avoid exaggeration, colorful language, guesswork and derogatory remarks or characterizations of people and companies. This applies to all communications, including email, internal memos and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. For more information, please refer to the Electronic Communications and Software Policy.

9.    Confidentiality

      Employees may not disclose the Company's confidential information except to another person with a legitimate business need to know or except as required by applicable laws and regulations. Confidential information includes, but is not limited to, business, marketing and


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service plans, engineering ideas, designs, databases, records, salary information, unpublished financial data and reports, and intellectual property such as trade secrets, patents, trademarks and copyrights. We must protect confidential customer and supplier information as carefully as we protect our own by marking confidential information as such, keeping the information secure, and limiting access to those who need to know in order to do their jobs. The obligation to protect confidential information continues even after your employment with the Company has ended. For more information, please refer to the Confidentiality of Company Information policy and the Electronic Communications and Software Policy.

10.   Protection and Use of Company Assets

      Employees have a responsibility to protect the Company's assets from theft, carelessness and waste, as these have a direct negative impact on the Company's profitability. Company equipment should not be used for non-Company business, although incidental personal use is permitted. Any suspected incident of theft or fraud should immediately be reported to a supervisor for investigation.

11.   Payments to Government Personnel

      When dealing with governments in any capacity, we must take special care to comply with all legal and contractual obligations. The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to any foreign government official or political candidate in order to obtain or retain business. Furthermore, this Act prohibits anyone from making illegal payments to government officials of any country.

12.   Waiver of the Code of Business Conduct and Ethics

      Only the Board of Directors or a committee of the Board of Directors may waive the application of any part of this Code to an officer or director. Such a waiver must be promptly disclosed pursuant to applicable laws and stock exchange regulations.

13.   Reporting Illegal or Unethical Behavior

      We encourage you to talk to a supervisor about observed illegal or unethical behavior and whenever you are in doubt about the best course of action to take in a particular situation. The Company does not permit or tolerate any kind of retaliation against employees for good faith reports of illegal activities or ethical violations by others. Employees are expected to fully cooperate in internal investigations of misconduct. For more information, please refer to your Employee Handbook and the Employee Complaint Policy for Auditing and Accounting Matters.


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14.   Compliance Procedures

      In some situations, it is difficult to know whether the Code is being or will be violated. Since we cannot anticipate every situation that may arise and address it in this Code, the following guidelines will assist you in evaluating whether the Code is being or will be violated:

      Make sure you have all of the facts. You should be as fully informed as possible in order to make the right decision.

      Ask yourself whether what you are being asked to do seems unethical or improper. This will enable you to focus on the issue you are facing and the alternatives that are available to you. Remember to use your common sense. If something seems to be unethical or improper, it probably is.

      Clarify your role and responsibility. In many situations, there is shared responsibility. If your co-workers are informed about the situation, it may be helpful to discuss it with them.

      Discuss the situation with your supervisor. Often, your supervisor will be more knowledgeable about the issue and will appreciate being brought into the decision-making process. Keep in mind that it is your supervisor's job to help solve problems. If you do not feel comfortable speaking to your supervisor, talk to another member of management.

      Ask first and act later. If you are unsure of what to do in a certain situation, always seek guidance before you take action.

      Report violations in confidence and without fear of retaliation. If a situation requires that your identity be kept a secret, your anonymity will be protected. The Company does not permit or tolerate any kind of retaliation against employees for good faith reports of illegal activities or ethical violations by others.


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